EXHIBIT 10.29

EXPLORATION, EXPLOITATION AND UNILATERAL PROMISE TO SELL AGREEMENT (THE "AGREEMENT") EXECUTED ON THE ONE PART BY MR. ARTEMIO TERRAZAS ARREDONDO (HEREINAFTER CALLED "THE CONCESSIONAIRE"), JOINTLY WITH HIS WIFE MRS. MA. DE LA LUZ LUCERO NUNEZ AND ON THE OTHER PART BY SIERRA MADRE RESOURCES, S. A. DE C. V. (HEREINAFTER CALLED "THE COMPANY"), REPRESENTED BY MR. VICTOR GARCIA JIMENEZ, IN ACCORDANCE WITH THE FOLLOWING STATEMENTS AND CLAUSES


                               S T A T E M E N T S


I.   THE CONCESSIONAIRE STATES:

     a) To be Mexican citizen, of legal age, married with Mrs. Ma. de la Luz Lucero Nunez under the separation of goods regime, who jointly with him sign in acceptance this agreement, and to be legally qualified to be the owner of mining concessions and to execute this Agreement;

     b) That he is the legal titleholder of the rights derived from the exploration mining LOT existing over the lot ("THE LOT") "EL ARCO", Title 218512, with a surface of 463 hectares, located in the Municipality of Santiago Papasquiaro, Durango State, within the circumscription of the Mining Agency of Durango, Durango State;

     c) That concession existing over THE LOT is in good standing, and of full force and effect, and he has complied with all the obligations imposed upon him by the Mining Law, its Regulations and all other applicable legal dispositions, and he has neither done or omitted to do any act, matter or thing that would render THE LOT liable to be surrendered, canceled or forfeited.

     d) That the above mentioned concession and the rights derived from said mining LOT are free from any material encumbrances, claims, royalties, limitation of dominion or interests of others of whatsoever nature or kind;

     e) That except as disclose to THE COMPANY, there are no proceedings concerning THE LOT, or which might jeopardize this Agreement, pending or threatened in any court or tribunal;

     f) That he has an unfettered right to deal with the concession in the manner provided for in this Agreement and that, except as disclosed to THE COMPANY, there are no outstanding obligations or liabilities, contingent or otherwise, relating to environmental, mining or other applicable law associated with THE LOT or arising from past exploration, development or mining activities carried out thereon;

     g) That all information and data concerning THE LOT within his knowledge has beendisclosed, provided or otherwise made available to THE COMPANY; and

     h) That he is willing to grant THE COMPANY the right to explore and exploit THE LOT and a unilateral promise to SELL the rights derived from the existing mining LOT or from those that would be issued over THE LOT, in accordance with the terms and conditions stipulated in this Agreement.

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II.  THE COMPANY STATES:

     a) To be a mining corporation legally incorporated according to the laws of the Mexican Republic, legally qualified to execute agreements and to be owner of mining concessions;

     b) That its attorney Mr. Victor Garcia-Jimenez is dully empowered to represent it and to execute this Agreement; and

     c) That it is willing to be granted with the right to explore and exploit THE LOT and with the option to purchase the rights derived from the existing mining LOT or from those that would be issued over THE LOT, on the terms and conditions stipulated in this Agreement.

In accordance with the former statements, the parties grant the following


                                  C L A U S E S


ONE. RIGHT TO EXPLORE AND EXPLOIT THE LOT. THE CONCESSIONAIRE hereby grants THE COMPANY, subject to the terms and conditions of this Agreement, the exclusive right to explore and exploit THE LOT during the term of the existing exploration mining LOT and the term of the exploitation LOT, if one is applied for, and of any renewals thereof. THE COMPANY shall be entitled to execute, during all said terms, all exploration and exploitation works permitted to be executed by THE CONCESSIONAIRE at the Mining Law, its Regulations and the title of mining LOT.

TWO. RIGHT TO TERMINATE THIS AGREEMENT IN ADVANCE. The term of this Agreement will be compulsory for THE CONCESSIONAIRE and optional for THE COMPANY, who consequently will be able to terminate it at any time by means of a simple written notice to be sent 30 days in advance to THE CONCESSIONAIRE to inform him of the date of termination.

Nevertheless, THE CONCESSIONAIRE will also have the right to terminate this Agreement at any time, in accordance with provisions of Clauses Twelve and Thirteen, in case THE COMPANY does not comply with the obligations it undertakes in this Agreement.

THREE. GRANTING OF AN INITIAL OPTION. Upon execution of this Agreement, THE CONCESSIONAIRE grants to THE COMPANY an Initial Option (the "Option") to conduct a search regarding the legal status of THE LOT and decide if it wishes to proceed with this Agreement and with the exploration and exploitation of THE LOT. For this Option, THE COMPANY pays THE CONCESSIONAIRE the sum of US$1,000.

The term of this Option shall commence on the date of this Agreement and shall expire on the 90th day following the execution of this Agreement (the "Due Diligence" period). During its Due Diligence inspection of THE LOT, THE COMPANY will absorb the cash costs associated with such inspection and Due Diligence work.

Should THE COMPANY not complete its Due Diligence investigation within the said 90 day period and, subsequent to the same, not notify THE CONCESSIONAIRE of its intention to exercise the Option and proceed with the Agreement, (or complete the investigation and notify THE CONCESSIONAIRE of its intention not to exercise the Option and proceed with the Agreement), then said Option shall expire at 12:00 midnight on the 90th day following the signing of this Agreement and THE COMPANY shall forfeit the US$1,000.

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Should THE COMPANY notify THE CONCESSIONAIRE within said 90-day period that it intends to exercise the Option and proceed with the Agreement, THE COMPANY will pay THE CONCESSIONAIRE an additional US$1,000.

FOUR. MINIMUM ADVANCE ROYALTY PAYMENTS. Following the Company exercising its Option rights in Clause Three to proceed with the Agreement, the concessionaire shall be entitled to receive the following schedule of Minimum Advance Royalty
Payments:

    o   Six months after the Option is exercised                      US$2,000

    o   Twelve months after the Option is exercised                   US$2,000

    o   Eighteen months after the Option is exercised                 US$2,500

    o   Twenty-four months after the Option is exercised              US$2,500

    o   Thirty months after the Option is exercised                   US$3,000

    o   Thirty-six months after the Option is exercised               US$3,000

    o   Forty-two months after the Option is exercised                US$3,500

    o   Forty-eight months after the Option is exercised              US$3,500

    o   Fifty-four months after the Options is exercised and
        on each six month interval, thereafter                        US$4,000

All Minimum Advance Royalty Payments shall be deductible by THE COMPANY against any future Production Royalty Payments due THE CONCESSIONAIRE, on an unlimited carry-forward basis.

FIVE. PRODUCTION ROYALTY. THE COMPANY shall pay THE CONCESSIONAIRE a net smelter return royalty (hereinafter "Production Royalty") on net smelter returns or invoices for first hand sales of minerals paid to THE COMPANY from minerals, ore or other valuable products obtained and sold from THE LOT, that will be calculated as follow:

     a. THE COMPANY shall be entitled to recover all of its Development Capital Expenditures ("DCE") before any Production Royalty Payments are made to THE CONCESSIONAIRE. DCE are defined as any project-related development expenditures, pursuant to a third party feasibility study, incurred by THE COMPANY prior to achieving a commercial level of production, as defined in the feasibility study.

     b. While THE COMPANY is recouping its DCE from the project's net operating cash flow, Minimum Advance Royalty Payments to THE CONCESSIONAIRE shall be paid at the rate of 200% of the applicable amount reflected in the schedule of Minimum Advance Royalty Payments, pursuant to Clause Four.

     c. Once production commences from THE LOT and THE COMPANY has recovered all of its DCE from of the project's net operating cash flow, THE CONCESSIONAIRE shall be entitled to receive a quarterly Production Royalty Payment, which shall be calculated based on the attached Production Royalty Sliding Scale - Exhibit A and shall be payable by not later than the 45th day following the end of each quarterly period.



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     d.   The applicable Production Royalty Payment percentage for each quarterly period, as per Exhibit A, shall be multiplied by the actual sales recorded by THE COMPANY for the quarter, less any shipping and third party refining charges (net smelter return).

THE COMPANY shall make the Production Royalty Payments to THE CONCESSIONAIRE by wire transfer to a bank account against receipt of the corresponding invoice or invoices (IVA added and mentioned separately), on a quarterly basis within forty five (45) days following the close of each quarter during which THE COMPANY would have received final payments for the sale of minerals, ore or other valuable products.

SIX PURCHASE BUY-OUT PRICE. THE COMPANY shall own THE LOT free of making any further payments, of any kind, to THE CONCESSIONAIRE once THE COMPANY has paid THE CONCESSIONAIRE a total sum of US$3.5 million (the "Payments"). For this purpose, the Payments to THE CONCESSIONAIRE shall include the $US1,000 payment to grant the Option, the US$1,000 payment to exercise the Option, all Minimum Advance Royalty Payments and all Production Royalty Payments.

SEVEN. COMMINGLING. THE COMPANY shall have the right to commingle minerals, ores, concentrates or other valuable products obtained from THE LOT with minerals, ores, concentrates or other products produced from other properties provided that, prior to such commingling, THE COMPANY shall adopt and employ reasonable practices and procedures for weighing, determination of moisture content, sampling and assaying, as well as utilizing reasonable accurate recovery factors in order to determine the amounts of products derived from, or attributed to minerals, ores, concentrates or other valuable products obtained from THE LOT. THE COMPANY shall maintain accounts and records of the results of such sampling, weighing and analysis as pertaining to ores mined, concentrates or other valuable products obtained from THE LOT, and shall notify THE CONCESSIONAIRE at any time that such commingling is taking place, and shall provide to THE CONCESSIONAIRE, on request, complete copies of all the records maintained as required hereby, and an accounting of the results thereof.

EIGHT. FEES, DUTIES TAXES AND EXPENSES. All fees, duties, taxes and expenses incurred on the granting and execution of this Agreement and of the respective purchase agreement will be paid by THE COMPANY, except for those taxes imposed on the income obtained by THE CONCESSIONAIRE, which will be paid by him. In particular, THE COMPANY will be responsible for paying the mining taxes on THE LOT for the first semester of 2004, which are payable on January 1, 2004.

Therefore, to receive the payments provided herein, THE CONCESSIONAIRE shall have to deliver to THE COMPANY invoices or receipts with all legal and tax requirements.

NINE. LABOR RESPONSIBILITY. Since there will not exist any labor relation between the workers and contractors of the respective parties to this Agreement, each party expressly agrees that, with respect to its workers and contractors, it or its contractors, as to their workers, will assume all labor responsibility, and therefore, each party agrees to indemnify the other party from any reclamation, claim, accusation or complaint which may be filed against the other party by first party's workers or employees, or those of its contractors, or by the labor or administrative authorities.



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TEN. CONFIDENTIALITY. Each party (in this Clause referred to as the "Disclosing
Party") undertakes and agrees:

     (1.) Not to use in any way any Confidential Information of any other party without the prior approval of that other party;

     (2.) Not to disclose to any person or assist or make it possible for any person to observe any Confidential Information of any other party, without the prior approval of that other party or otherwise in accordance with the provisions of this Clause; and

     (3.) Not to allow or assist or make it possible for any person (other than any of the parties) to observe any Confidential Information, without the prior approval of each other party.

Nothing in this Clause prohibits the disclosure of Confidential Information by any Disclosing Party:

          (i.) To any corporation or other entity affiliated with the Disclosing Party;

          (ii.) If and to the extent required pursuant to any necessarily applicable legislation or other the legal requirement or pursuant to the rules or regulations of any recognized stock exchange which are applicable to the Disclosing Party or any entity affiliated with the Disclosing Party, PROVIDED HOWEVER that the Disclosing Party will use its best endeavor to provide a copy of any such disclosure or announcement to the other party prior to making or releasing same;

          (iii.)If and to the extent that it may be necessary or desirable to disclose the information to any government or governmental authority or agency in connection with applications for any government consents which are necessary to carry out this Agreement;

          (iv.) To a recognized financial institution (and its professional advisers) or other fiduciary in connection with any loan or other financial accommodation sought to be arranged by the Disclosing Party for purposes of this Agreement;

          (v.) To professional advisers (including legal advisers) and consultants of the Disclosing Party whose duties in relation to the Disclosing Party or under this Agreement necessarily require the disclosure;

          (vi.) To employees, officers, representatives, and agents of the Disclosing Party whose duties in relation to the Disclosing Party or under this Agreement necessarily require the disclosure; or

          (vii.) Pursuant to a binding order of any court of competent jurisdiction or other competent authority;

The provisions of this Clause shall survive and continue to bind the parties following termination of this Agreement. The undertakings and agreements contained in this Agreement shall be in addition to and shall in no way derogate from the obligations of the parties in respect of secret and confidential information at law, in equity or under any statute or trade or profession custom or use.

ELEVEN. ADDITIONAL OBLIGATIONS OF THE CONCESSIONAIRE. In addition to the obligations assumed by THE CONCESSIONAIRE in the preceding clauses, during the term this Agreement will be in force, he will also have the following obligations:

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     a)   During the Due Diligence period, to maintain valid and in force the rights derived from the existing mining LOT or from those that would be issued over THE LOT and, likewise, to maintain it free and clear from any lien, encumbrance or limitation of dominion, fulfilling all obligations imposed to him by the Mining Law, its Regulations and all applicable legal provisions; ninth

     b) During the Due Diligence period, to provide THE COMPANY, free of charges and expenses, in the City of Durango, Durango, Mexico, with all of his data and information regarding THE LOT. THE CONCESSIONAIRE will also make himself available at THE LOT, for the purpose of examining THE LOT or for any other reason deemed necessary or advisable by THE COMPANY. THE CONCESSIONAIRE reasonably believes that his data and information is accurate but does not make any representations or warranties concerning the accuracy or completeness of such data and information. Any reliance placed upon any data or information furnished to THE COMPANY in good faith by THE CONCESSIONAIRE, whether in written documents or verbally, shall be at the sole risk of THE COMPANY.

     c) During the Due Diligence period, permit THE COMPANY to carry out all kind of exploration or evaluation works and metallurgical tests in THE LOT as it may consider necessary, as well as to provide it with all the information he may have on THE LOT;

TWELVE. ADDITIONAL OBLIGATIONS OF THE COMPANY. In addition to the obligations assumed by THE COMPANY in the preceding clauses, during the term this Agreement will be in force, it will also have the following obligations:

     a) To carry out the exploration and exploitation at THE LOT, in its sole discretion in terms of the nature of the activities and the levels of expenditures, in the best possible manner, according to the most appropriate and rational mining practices and in accordance with all legal dispositions, executing enough exploration works in order to fulfill with the provisions of the law;

     b) To fulfill punctually with the obligations to prepare and file the exploration assessment works and to pay the duties on mining LOT;

     c) To maintain THE LOT in good shape and exploration and exploitation conditions, complying with all legal obligations, especially those contained at the Mining Law, its Regulations, as well as by the Environmental Laws;

     d) To punctually pay to THE CONCESSIONAIRE all considerations provided herein in this Agreement; and

     e) Permit THE CONCESSIONAIRE, or his agents, to inspect THE LOT and the works that will be carried out on them upon providing THE COMPANY with advance notice of the visit and without interfering in the good performance of the exploration or exploitation works.

If, at any time during the term of this Agreement, THE COMPANY would not comply with the obligations assumed by it in this Agreement, and especially with those mentioned in this Clause, THE CONCESSIONAIRE will have the right to terminate this Agreement under the terms of Clause Thirteen, herein below, independently of his right to ask an indemnification for damages.




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THIRTEEN. UNFULFILLMENT. The unfulfillment by any of the parties of the obligations they assume in this Agreement, will grant the other party the right to ask the immediate fulfillment of the non-fulfilled obligations. For said purpose, it will have to inform the party in writing of the default to fulfill said obligations and if, after a sixty days period from the date of delivering said petition, the unfulfillment still exist and no reasonable effort to remedy it has been made, then the affected party will have the right, at its option, to ask in court the fulfillment of the unfulfilled obligations or to terminate this Agreement, being entitled in both cases to ask for indemnification for damages.

FOURTEEN. INDEMNIFICATION. THE CONCESSIONAIRE agrees to indemnify and hold THE COMPANY harmless from and against any liabilities, claims, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of THE COMPANY'S counsel) that may be incurred by THE COMPANY relating to or arising out of any breach of the representations and warranties made by THE CONCESSIONAIRE in Clauses One and Eleven, hereof, which cannot be cured or, if curable, has not been cured within 60 calendar days following receipt by the breaching party of written notice of such breach.
THE COMPANY agrees to indemnify and hold THE CONCESSIONAIRE harmless from and against any liabilities, claims, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of THE CONCESSIONAIRE'S counsel) that may be incurred by THE CONCESSIONAIRE relating to or arising out of any breach of the representations and warranties made by THE COMPANY in Clauses Two and Twelve, hereof, which cannot be cured or, if curable, has not been cured within 60 calendar days following receipt by the breaching party of written notice of such breach.

FIFTEEN. FORCE MAJEURE It will not be considered that the parties have incurred an fulfillment when, due to force majeure, they will be unable to fulfill with the obligations they assume under this Agreement.

It will be considered as force majeure, in an enunciative but not in a limitative way: earthquakes, fires, floods, collapses, riots, rebellions, wars, strikes, revolutions, acts of authority and, in general, any other fact or act totally out of the will of the parties and of their control and which prevent them to fulfill, totally or partially, with their obligations.

When any of the parties will be affected by force majeure, and therefore unable to fulfill with its obligations, it shall so notify the other party, informing about the estimated time said force majeure will prevent said party to fulfill with its obligations.

If after six months from the date in which such force majeure have occurred, it prevails and no reasonable efforts have been made to remedy such force majeure when possible, then the other party will have the right to terminate this Agreement.

SIXTEEN. TOTAL AGREEMENT OF THE PARTIES. This Agreement reflects the total agreement between the parties with respect to its purpose, and therefore, cancels and leaves without effects any other agreements, contracts or letters of intent, executed previously between them with respect to the same purpose.

This Agreement will oblige under its terms and conditions to the heirs, assignees or beneficiaries of the parties.

The parties agree to ratify their signatures in this Agreement before a Notary Public and to register it with the Public Registry of Mining in accordance with the provisions of the Mining Law and its Regulations.



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SEVENTEEN. NOTICES AND NOTIFICATIONS. All notices and notifications to be made between the parties in accordance with this Agreement, shall be made, by one part to the other, either verbally or written, being understood that when it be desired that a notice or notification be on record, it shall be made before a Notary Public.

For the purposes of this Agreement the parties hereby set the following addresses:

        THE CONCESSIONAIRE                          THE COMPANY

  Sr. Ing. Artemio Terrazas Arredondo       SIERRA MADRE RESOURCES, S.A. de C.V.
  Margarita N(0) 122                        San Francisco N(0) 656 - 601
  Fracc. Jardines de Durango, C.P. 34200    Col. Del Valle,  C.P. 03100,
  Durango, Durango                          Mexico, D.F.

  Tel. and Fax: (618) 817-4592              Tel.: (5) 536-2028
                                            Fax: (5) 543-7307

Any change in the above mentioned addresses shall be notified by one party to the other when it occurs.

EIGHTEEN. APPLICABLE LAWS AND COURTS. For everything not expressly stipulated in this Agreement, the parties submit themselves to the applicable laws in Durango, Durango State, especially to those of the Mining Law, its Regulations, the Federal Duties Law, the Commerce Code and the Civil Code for the State of Durango, and they agree to also to submit to the jurisdiction of the competent courts in Durango, Durango, waiving to the jurisdiction of any other courts to which they may be entitled by reason of their present or future domiciles.

This Agreement is signed by quadruplicate by THE CONCESSIONAIRE in Durango, Durango State on the 6th Day of February, 2004 and by THE COMPANY in Mexico, Federal District, the 20th day of February, 2004.


      THE CONCESSIONAIRE                           THE COMPANY

                                      SIERRA MADRE RESOURCES, S. A. DE C. V.





     /s/  Artemio Terrazas Arredondo        Per: /s/  Victor Garcia Jimenex
     ----------------------------------         --------------------------------
     Mr. Artemio Terrazas Arredondo             Mr. Victor Garcia Jimenez.




     /s/  Ma. de la Luz Lucero Nunex
     ----------------------------------
     Mrs. Ma. de la Luz Lucero Nunez



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                                                                       EXHIBIT A

                                   EL ARCO LOT
                        PRODUCTION ROYALTY SLIDING SCALE
                    ________________________________________




           AVERAGE QUARTERLY                          PRODUCTION ROYALTY
             GOLD PRICE (A)                               PERCENTAGE
         _______________________                     _____________________

         Less than $300                                      1.0%

         $300 but less than $325                             2.0%

         $325 but less than $350                             2.5%

         $350 but less than $375                             3.0%

         $375 but less than $400                             3.5%

         $400 but less than $425                             4.0%

         $425 but less than $450                             5.0%

         $450 or greater                                     6.0%



(A) Average daily 2nd London Metal Exchange closing gold price for the quarter.




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